Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated May 7, 2020 to the Prospectus dated

February 5, 2020. Registration Statement

No. 333-236276

PRICING TERM SHEET

Dated as of May 7, 2020

GENERAL MOTORS COMPANY

5.40% Senior Notes due 2023

6.125% Senior Notes due 2025

6.80% Senior Notes due 2027

The information in this pricing term sheet relates only to the offering of the Securities and should be read together with the preliminary prospectus supplement of General Motors Company dated May 7, 2020 (the “Preliminary Prospectus Supplement”) to its prospectus dated February 5, 2020, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars.

Terms Applicable to the Securities

Issuer:	General Motors Company

Trade Date:	May 7, 2020

Settlement Date:	May 12, 2020 (T+3)*

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Market Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Joint Lead Managers:

Banca IMI S.p.A.

BBVA Securities Inc.

BNP Paribas Securities Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA LLC

NatWest Markets Securities Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

Co-Managers:

Academy Securities, Inc.

Banco Bradesco BBI S.A.

ICBC Standard Bank Plc

Lloyds Securities Inc.

MUFG Securities Americas Inc.

Santander Investment Securities Inc.

SunTrust Robinson Humphrey, Inc.

WR Securities, LLC

Loop Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Terms Applicable to the

5.40% Senior Notes due 2023

Title of Securities:	5.40% Senior Notes due 2023

Security Type:	Senior Unsecured Notes

Principal Amount:	$1,000,000,000

Price to Public:	99.896%, plus accrued and unpaid interest, if any, from May 12, 2020

Maturity Date:	October 2, 2023

Coupon (Interest Rate):	5.40% per year

Yield to Maturity:	5.436%

Spread to Benchmark Treasury:	+525 bps

Benchmark Treasury:	0.250% due April 15, 2023

Benchmark Treasury Price and Yield:	100-06; 0.186%

Interest Payment Dates:	April 2 and October 2, beginning October 2, 2020

Record Dates:	March 15 and September 15

Day Count Convention:	30 / 360

Make-whole Call:	T+50 bps prior to maturity

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings**:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB- by Fitch Ratings

CUSIP / ISIN:	37045V AW0 / US37045VAW00

Terms Applicable to the

6.125% Senior Notes due 2025

Title of Securities:	6.125% Senior Notes due 2025

Security Type:	Senior Unsecured Notes

Principal Amount:	$2,000,000,000

Price to Public:	99.899%, plus accrued and unpaid interest, if any, from May 12, 2020

Maturity Date:	October 1, 2025

Coupon (Interest Rate):	6.125% per year

Yield to Maturity:	6.149%

Spread to Benchmark Treasury:	+585 bps

Benchmark Treasury:	0.375% due April 30, 2025

Benchmark Treasury Price and Yield:	100-12; 0.299%

Interest Payment Dates:	April 1 and October 1, beginning October 1, 2020

Record Dates:	March 15 and September 15

Day Count Convention:	30 / 360

Make-whole Call:	T+50 bps prior to September 1, 2025 (one month prior to maturity)

Par Call:	On or after September 1, 2025 (one month prior to maturity)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings**:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB- by Fitch Ratings

CUSIP / ISIN:	37045V AV2 / US37045VAV27

Terms Applicable to the

6.80% Senior Notes due 2027

Title of Securities:	6.80% Senior Notes due 2027

Security Type:	Senior Unsecured Notes

Principal Amount:	$1,000,000,000

Price to Public:	99.775%, plus accrued and unpaid interest, if any, from May 12, 2020

Maturity Date:	October 1, 2027

Coupon (Interest Rate):	6.80% per year

Yield to Maturity:	6.841%

Spread to Benchmark Treasury:	+635 bps

Benchmark Treasury:	0.500% due April 30, 2027

Benchmark Treasury Price and Yield:	100-02; 0.491%

Interest Payment Dates:	April 1 and October 1, beginning October 1, 2020

Record Dates:	March 15 and September 15

Day Count Convention:	30 / 360

Make-whole Call:	T+50 bps prior to August 1, 2027 (two months prior to maturity)

Par Call:	On or after August 1, 2027 (two months prior to maturity)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings**:	Baa3 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB- by Fitch Ratings

CUSIP / ISIN:	37045V AU4 / US37045VAU44

* Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle T + 3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisor.

** Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant prospectus in making their investment decisions. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005 or toll-free at (800) 503-4611.

This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.